Ex 21.1
Subsidiaries of Trident Resources Corp.

State or Other Jurisdiction of
Legal Name	Incorporation or Organization
Trident CBM Corp.	California, United States
Aurora Energy LLC	Utah, United States
NexGen Energy Canada, Inc.	Colorado, United States
Trident USA Corp.	Delaware, United States
NRL Energy Investments Ltd.	Alberta, Canada
Trimar Testing Ltd.	Alberta, Canada
Trident Exploration Corp.	Nova Scotia, Canada
Fort Energy Corp.	Nova Scotia, Canada
Fenergy Corp.	Nova Scotia, Canada
981384 Alberta Ltd.	Alberta, Canada
981405 Alberta Ltd.	Alberta, Canada
981422 Alberta Ltd.	Alberta, Canada
981443 Alberta Ltd.	Alberta, Canada